December 1, 2021
Jochen Zeitz
Dear Jochen,
We are pleased to confirm the terms that will apply to your position as CEO at Harley-Davidson, Inc. As discussed, below are the details of the compensation terms of your employment.
Please note that when you are serving as CEO you will not receive additional compensation for your position on the Board.
Total Target Compensation
Your annual base salary effective January 1, 2022 will be $1,900,000, subject to applicable taxes and withholdings. The U.S. payroll cycle is bi-weekly.
You will be eligible to participate in the Harley-Davidson, Inc. Short-Term Incentive Plan (STIP) with a $2,400,000 target for 2022. Actual earned awards under the STIP can range from 0% to 200% of the target award based upon achievements versus goals and objectives established at the beginning of the STIP year by the Human Resources Committee (“HRC”) of the Board of Directors.
You will be eligible to participate in the Harley-Davidson, Inc. Long-Term Incentive Plan (LTIP). Subject to approval by the HRC, you will receive grants through two different vehicles: Restricted Stock Units (RSUs) granted in 2022 and WIN Stock Options granted in December 2021.
Your 2022 RSU grant will, subject to HRC approval, have a target grant date value of $6,000,000. The target number of shares subject to your RSU grant will be determined by dividing the target grant date value by the closing share price on the date of grant. RSU awards allow you to receive shares of our common stock in the future after the awards vest. Your 2022 RSU grant will vest with respect to 50% of the total RSUs on the first anniversary of the grant date and ratably with respect to the remaining 50% over the subsequent 12 months. Further, under our current retirement policy, the second 50% of the RSUs will vest on an accelerated basis if you retire a year or more after the grant date.
Your WIN Stock Option grant will, subject to HRC approval, consist of nonqualified options to purchase 500,000 shares of our common stock. The WIN Stock Options will be granted in December 2021 and will have an exercise price equal to the fair market value per share of our common stock on the date of grant. The WIN Stock Options will become (1) exercisable only to the extent Harley-Davidson, Inc.’s 10-day average closing stock price achieves specified levels (“Stock Price Achievement”) during the five-year period beginning on the grant date and (2) vested only to the extent you remain continuously employed in certain roles through specified dates, as follows:

Harley-Davidson Motor Company 3700 W. Juneau Ave, Milwaukee, WI. 53208

10-day Average Closing Stock Price Achievement During 5-Year Period Beginning on Grant Date*	Employment Through A Date Prior to December 31, 2023 (% Exercisable)	Employment as CEO Through December 31, 2023 (% Exercisable)	Employment as CEO or Board-Approved Role Through December 31, 2024 (% Exercisable)
$65.00 or higher (% Exercisable)	0%	66.0%**	100.0%**
$60.00 (% Exercisable)	0%	52.8%	80.0%
$55.00 (% Exercisable)	0%	39.6%	60.0%
$50.00 (% Exercisable	0%	26.4%	40.0%
$45.00 (% Exercisable)	0%	13.2%	20.0%
Less Than $45 (% Exercisable)	0%	0.0%	0.0%
Stock Option Term	NA	If termination occurs before December 31, 2024, stock option term reduced to six years from grant date	Stock option term remains ten years from grant date
*Percentage of the Options that are exercisable will be interpolated linearly between specified Stock Price Achievement levels.
**Percentage indicates percentage of Options that become vested based on employment through this date.
Any portion of the WIN Stock Options that are not vested based on continued service at the time of your termination of employment will be forfeited upon such termination of employment, except that, if your employment is terminated by us without Cause (as defined in the Company’s 2020 Incentive Plan) prior to December 31, 2023, you will be deemed to have satisfied the continuous employment requirement with respect to a pro rata portion of the 66% of the WIN Stock Options that were tied to your continuous employment through December 31, 2023. The pro rata portion will be determined on the basis of the number of days of your continuous employment after the grant date of the WIN Stock Options compared to the total number of days between the grant date and December 31, 2023. Notwithstanding anything to the contrary herein, any portion of the WIN Stock Options that are not exercisable based on Stock Price Achievement by December 31, 2026 will be forfeited as of such date. In addition, any unexercised portion of the WIN Stock Options will be immediately forfeited in its entirety if your employment is terminated for Cause at any time (as defined in the Company’s 2020 Incentive Stock Plan).
Subject to HRC approval in its sole and absolute discretion, your 2023 and future LTIP grants are expected to have a target grant date value of no less than $6,000,000 annually and are expected to the delivered entirely in the form of RSUs that will vest with respect to 50% of the RSUs granted on the first anniversary of the grant date and with respect to the remaining 50% of the RSUs granted ratably over the subsequent 12 months. In addition, under our current retirement policy, the second 50% of the RSUs will vest on an accelerated basis if you retire a year or more after the grant date.
All of the LTIP grants described in this Agreement will be granted under, and subject to, the terms and conditions of the Harley-Davidson, Inc. 2020 Incentive Stock Plan, or a successor equity incentive plan adopted by Harley-Davidson, Inc., and the form of award agreements approved by the HRC specifically for use in documenting the grants.

Employee Benefits
You will continue to remain eligible to participate in the Harley-Davidson, Inc. medical, dental, vision, life, short-term disability and long-term disability insurance plans.
You are eligible to participate in Harley-Davidson, Inc. Retirement Savings Plan (401(k)) on the same terms and conditions as other participants. Currently, the 401(k) plan contemplates an annual company contribution of 4% of your eligible pay (paid in the 1st quarter after year end). In addition, you will have the ability to defer a portion of your pay into the plan. Currently, this Plan provides for matching contributions of up to 75% of the first 6% of your deferral. For 2022, you may contribute up to 50% of your eligible pay up to IRS limits. Because you are 50 years old, you may contribute an additional “catch-up” contribution, subject to IRS limits. The first 6% you contribute — which, in 2022, is eligible for the company's match — may be subject to further IRS limits. If 6% of your eligible pay exceeds the applicable IRS limits, you may elect (subject to requirements concerning the time of such elections) to defer the difference into the Deferred Compensation Plan to receive the full Company match.
You will be eligible to participate in the Deferred Compensation Plan which allows you to elect to defer receipt of your base salary.
Other Executive Benefits and Requirements
To reinforce the link between the long-term interests of Board members, senior executives and shareholders, we require Board members and Senior Executives to own a minimum amount of our common stock. Under the current stock ownership guidelines, stock in the 401(k) plan, RSUs and shares owned directly are included toward the stock ownership requirement. The stock ownership requirement for your position is 600% of your base salary. You have until May 20, 2026 to meet the guideline.
Relocation
The Company will reimburse return travel for you and your family, including return shipment of any household goods, at the end of your tenure as CEO or other Board-approved role.
Payments Upon Separation
You will be covered by the Executive Severance Plan, which currently provides executives at your level with two years of base salary and 18 months continuation of certain employee benefits if your employment is terminated for reasons other than cause.
You will be covered under a Transition (change in control) Agreement in the event the Company is sold. This agreement will not cover a termination for cause.
By continuing employment with Harley-Davidson, Inc., you: (1) acknowledge and agree that the U.S. securities laws will require you to publicly disclose certain personal information, including but not limited to, any Harley-Davidson, Inc. securities of which you have voting or investment control; (2) acknowledge and agree to comply with the reporting requirements of Section 16 of the Securities Exchange Act of 1934 as amended; and (3) represent and warrant that you are not currently and have not been the subject of an investigation, enforcement proceeding, or enforcement action by the Securities and Exchange Commission, Commodities Exchange Commission, or similar regulator.
At-Will Employment
You acknowledge and agree that this letter is not an employment contract, shall not be construed as an employment contract, and its terms shall not be binding upon you or the Company. You also acknowledge and agree that, in accordance with Wisconsin law, your employment with the Company is "at will" and that the Company or you may terminate your employment at any time, for any reason whatsoever, with or without cause and with or without notice.
If there is anything that another member of my team or I can do to provide additional information or assist you, please let me know.

Please acknowledge your review and agreement of this letter and return a signed copy to me at tori.termaat@harley-davidson.com.

Sincerely,

/s/ Tori Termaat
Tori Termaat
Vice President Human Resources Officer
Harley-Davidson, Inc.

Agreed and acknowledged this 1st day of December, 2021

/s/ Jochen Zeitz
Jochen Zeitz